Daktronics, Inc. Announces Fiscal Year and Fourth Quarter 2020 Results

Brookings, S.D., June 10, 2020 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal year and fourth quarter 2020 results. Daktronics reported fiscal year 2020 net sales of $608.9 million, operating loss of $0.2 million, net income of $0.5 million, and earnings per diluted share of $0.01. This compares to net sales of $569.7 million, operating loss of $4.7 million, and net loss of $1.0 million, or $0.02 per diluted share for fiscal 2019. Fiscal 2020 orders were $620.8 million compared to $608.9 million for fiscal 2019.

Daktronics reported fiscal 2020 fourth quarter net sales of $126.1 million, operating loss of $3.5 million, and net loss of $1.1 million, or $0.02 per diluted share, compared to net sales of $127.8 million, operating loss of $10.3 million, and net loss of $10.8 million, or $0.24 per diluted share, for the fourth quarter of fiscal 2019.  Fiscal 2020 fourth quarter orders were $147.2 million compared to $162.5 million for the fourth quarter of fiscal 2019. Product backlog at the end of the fiscal 2020 fourth quarter was $212 million, compared to a backlog of $202 million a year earlier and $187 million at the end of the third quarter of fiscal 2020.

Cash flow provided by operating activities for the fiscal year ended May 2, 2020 was $10.8 million, compared to $29.5 million in fiscal 2019. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a negative $7.0 million for fiscal 2020, as compared to a positive free cash flow of $12.9 million for fiscal 2019. Net investment in property and equipment was $17.8 million for fiscal 2020, as compared to $16.7 million for fiscal 2019. Cash, restricted cash, and marketable securities at the end of the fourth quarter of fiscal 2020 were $41.6 million, which compares to $62.1 million at the end of the fourth quarter of fiscal 2019. At the end of fiscal year 2020, we had $15 million borrowed on our line of credit.

Fourth Quarter Fiscal 2020 Consolidated Financial Results
Orders for the fourth quarter of fiscal 2020 decreased 9.4 percent as compared to the fourth quarter of fiscal 2019. Orders increased in the Live Events, High School Park and Recreation, and Transportation business units and decreased in the Commercial and International business units. The increase in the Live Events business unit was due to an increase in the number projects for professional sports stadiums and arena venues. Transportation orders grew due to increased state procurement project activity. The Commercial and International business units observed a decrease in orders mainly in the out-of-home ("OOH") market as advertising spend contracted due to the COVID-19 pandemic. The volatility of order timing for large projects and global accounts varies according to the needs of the customer and is the primary cause of the change in order volume.

Net sales for the fourth quarter of fiscal 2020 decreased by 1.3 percent as compared to the fourth quarter of fiscal 2019. Net sales increased in the Live Events, High School Park and Recreation, and Transportation business units and decreased in the Commercial and International business units. The change in sales primarily relates to fluctuations in the timing of order bookings, and related conversion to sales, including some shipping and onsite delays caused by COVID-19.

Gross profit as a percentage of net sales was 22.7 percent for the fourth quarter of fiscal 2020 as compared to 19.1 percent a year earlier. The increase in gross profit percentage was primarily due to lower personnel related costs as we adjusted for reduced demand during COVID-19 stay at home orders, the non-recurrence of a business combination charge in the fourth quarter of fiscal 2019 and lower warranty charges. Warranty as a percent of sales improved to 1.6 percent of sales as compared to 2.2 percent last year. Operating expense for the fourth quarter of 2020 was $32.1 million, compared to $34.7 million for the fourth quarter of fiscal 2019. Operating loss as a percentage of sales was 2.7 percent for the fourth quarter of fiscal 2020 as compared to an operating loss as a percentage of sales of 8.0 percent for the fourth quarter of fiscal 2019.

The provision for income taxes during the fourth quarter of our fiscal reporting period is calculated based on actual results for the full fiscal year to income or loss, excluding unusual or infrequently occurring discrete items for the reporting period. Our effective tax rate was 66.9 percent and negative 1.3 percent for the fourth quarter of fiscal 2020 and fiscal 2019, respectively.

Fiscal 2020 Consolidated Financial Results
Orders for fiscal 2020 increased by 2.0 percent as compared to fiscal 2019. Orders increased in the Live Events, High School Park and Recreation, and Transportation business units and decreased in the Commercial and International business units. Live Events orders increase was primarily due to the increase in the number of projects for college and university venues, minor league and professional sports stadiums, and arena venues. Transportation orders grew as demand for intelligent transportation systems increased as state transportation departments and private public partnerships continue to invest in technology to better inform travelers, manage transport systems, and collect revenues. Commercial orders decreased primarily due to a decrease of orders in our spectacular and OOH markets. International business unit orders were down primarily due to timing of large orders and the delay of orders due to COVID-19. Each business unit’s orders were impacted by the additional week in fiscal 2020.

Net sales for fiscal 2020 increased 6.9 percent as compared to fiscal 2019. Net sales increased in the Commercial, Live Events, High School Park and Recreation, and Transportation business units and remained relatively flat in the International business unit. This change in sales correlates to order levels noted above, the additional week in fiscal 2020, and to the timing of converting orders and backlog into sales. The timing of order conversion is based on customer driven delivery schedules.

Gross profit as a percentage of net sales was 22.8 percent for fiscal 2020 as compared to 22.9 percent a year earlier. Warranty as a percent of sales improved to 1.9 percent of sales as compared to 2.3 percent last year. Operating expenses for fiscal 2020 were $138.9 million as compared to $135.0 million for fiscal 2019. The increase in total operating expenses was primarily attributable to an increase in selling and product development expenses. Operating margin improved to breakeven as a percent of sales for fiscal 2020 as compared to a loss of 0.8 percent for fiscal 2019.

Our fiscal 2020 tax benefit is the result of permanent tax credits exceeding a valuation allowance. The effective tax rate for fiscal 2019 was 80.6 percent and significantly different from the current year as the fiscal 2019 effective income tax rate was impacted by one-time discrete adjustments of $3.2 million for the release of valuation allowances and unrecognized tax benefits.

Reece Kurtenbach, chairman, president and chief executive officer, stated, "As we entered into fiscal 2020, we focused on winning more orders through existing and new markets and sales channels, developing and deploying newly designed solutions and advanced manufacturing techniques, and managing capacity and spend. We achieved these goals. Our investments in technology yielded additional features in our control systems and broadened our lineup of displays which contributed to the second highest level of order volume in our company's history. This order level is a testament of our continued leadership in the marketplace as customers choose Daktronics for our broad range of solutions, the reliability of our products, and our commitment to serve them over the lifetime of their system. Significant projects for fiscal 2020 included Texas Rangers where we provided a complete audiovisual control solution throughout the park and at the San Jose Airport where we provided displays for the nation’s first all-digital airport advertising network.

"To support our long-term technology advancement strategies, we participated in a Series A investment in X Display Company ("XDC"). XDC creates and owns leading intellectual property and capabilities in microLED mass transfer technology. This investment supports our line of narrow pixel pitch LED displays and will enable solutions to move into the realm of less than 1-millmeter pixel spacing."

Outlook
Kurtenbach continued, "In March 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic, and in the following weeks, many countries and U.S. states and localities issued lock down orders impacting businesses globally. Like many other companies, the pandemic and related social reactions have impacted our business and have created an unprecedented and challenging time. Our growth-oriented focus of investing in the development of sales channels and new products for long-term success has turned to reacting to the new near-term realities of this uncertain business environment. We have taken actions to reduce costs and to focus on key priorities to position ourselves for a strong recovery when the crisis is over. However, the ensuing depth and length of impact to the economy and our customers reactions to the environment create uncertainties predicting fiscal 2021 opportunities.

“The market's increasing adoption and use of digital solutions, along with our new technology releases, cause us to remain positive on the overall future of our business and growth in the industry.”

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and be available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2019 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Twelve Months Ended
	May 2, 2020	April 27, 2019	May 2, 2020	April 27, 2019
Net sales	$126,108	$127,755	$608,932	$569,704
Cost of sales	97,482	103,334	470,232	439,410
Gross profit	28,626	24,421	138,700	130,294

Operating expenses:
Selling	14,876	16,608	65,902	64,648
General and administrative	8,495	9,132	35,193	34,817
Product design and development	8,709	8,946	37,772	35,557
	32,080	34,686	138,867	135,022
Operating loss	(3,454)	(10,265)	(167)	(4,728)

Nonoperating income (expense):
Interest income	141	318	805	1,031
Interest expense	(53)	(74)	(106)	(160)
Other (expense) income, net	111	(664)	(541)	(1,087)

Loss before income taxes	(3,255)	(10,685)	(9)	(4,944)
Income tax (benefit) expense	(2,176)	134	(500)	(3,986)
Net (loss) income	$(1,079)	$(10,819)	$491	$(958)

Weighted average shares outstanding:
Basic	44,685	45,139	45,031	44,926
Diluted	44,685	45,139	45,316	44,926

Earnings (loss) per share:
Basic	$(0.02)	$(0.24)	$0.01	$(0.02)
Diluted	$(0.02)	$(0.24)	$0.01	$(0.02)

Cash dividends declared per share	$0.05	$0.07	$0.20	$0.28

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands) (unaudited)

	May 2, 2020	April 27, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40,398	$35,383
Restricted cash	14	359
Marketable securities	1,230	26,344
Accounts receivable, net	72,577	65,487
Inventories	86,803	78,832
Contract assets	35,467	33,704
Current maturities of long-term receivables	3,519	2,300
Prepaid expenses and other current assets	9,629	8,319
Income tax receivables	548	1,087
Property and equipment and other assets available for sale	1,817	1,858
Total current assets	252,002	253,673

Property and equipment, net	67,484	65,314
Long-term receivables, less current maturities	1,114	1,214
Goodwill	7,743	7,889
Intangibles, net	3,354	4,906
Investment in affiliates and other assets	27,683	5,052
Deferred income taxes	13,271	11,168
TOTAL ASSETS	372,651	349,216

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	47,834	44,873
Contract liabilities	50,897	47,178
Accrued expenses	36,626	32,061
Warranty obligations	9,764	9,492
Income taxes payable	844	468
Total current liabilities	145,965	134,072

Long-term warranty obligations	15,860	14,978
Long-term contract liabilities	10,707	10,053
Other long-term obligations	22,105	1,339
Long-term income tax payable	582	578
Deferred income taxes	452	533
Total long-term liabilities	49,706	27,481
TOTAL LIABILITIES	195,671	161,553

SHAREHOLDERS' EQUITY:
Common stock	60,010	57,699
Additional paid-in capital	44,627	42,561
Retained earnings	85,090	93,593
Treasury stock, at cost	(7,470)	(1,834)
Accumulated other comprehensive loss	(5,277)	(4,356)
TOTAL SHAREHOLDERS' EQUITY	176,980	187,663
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$372,651	$349,216

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Year Ended
	May 2, 2020	April 27, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$491	$(958)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,718	18,635
Gain on sale of property, equipment and other assets	(35)	(441)
Share-based compensation	2,265	2,479
Contingent consideration adjustment	—	286
Equity in loss of affiliate	741	844
Provision for doubtful accounts	(99)	194
Deferred income taxes, net	(2,183)	(3,379)
Change in operating assets and liabilities	(8,090)	11,886
Net cash provided by operating activities	10,808	29,546

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(18,091)	(17,268)
Proceeds from sales of property, equipment and other assets	322	607
Purchases of marketable securities	—	(25,337)
Proceeds from sales or maturities of marketable securities	25,162	33,706
Purchases of and loans to equity investment	(11,664)	(1,300)
Acquisitions, net of cash acquired	—	(2,250)
Net cash used in investing activities	(4,271)	(11,842)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	15,000	—
Principal payments on long-term obligations	(2,149)	(450)
Dividends paid	(8,994)	(12,554)
Proceeds from exercise of stock options	—	1,318
Payments for common shares repurchased	(5,636)	—
Tax payments related to RSU issuances	(199)	(246)
Net cash used in financing activities	(1,978)	(11,932)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	111	215
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	4,670	5,987

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	35,742	29,755
End of period	$40,412	$35,742

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Twelve Months Ended
	May 2, 2020	April 27, 2019	Dollar Change	Percent Change	May 2, 2020	April 27, 2019	Dollar Change	Percent Change
Net sales:
Commercial	$32,061	$35,036	$(2,975)	(8.5)%	$152,627	$148,833	$3,794	2.5%
Live Events	37,395	36,386	1,009	2.8	196,591	170,952	25,639	15.0
High School Park and Recreation	20,981	16,689	4,292	25.7	96,414	91,187	5,227	5.7
Transportation	16,875	13,767	3,108	22.6	70,139	64,391	5,748	8.9
International	18,796	25,877	(7,081)	(27.4)	93,161	94,341	(1,180)	(1.3)
	$126,108	$127,755	$(1,647)	(1.3)%	$608,932	$569,704	$39,228	6.9%
Orders:
Commercial	$27,123	$38,955	$(11,832)	(30.4)%	$146,182	$162,592	$(16,410)	(10.1)%
Live Events	54,373	50,414	3,959	7.9	203,834	179,217	24,617	13.7
High School Park and Recreation	26,236	24,211	2,025	8.4	100,088	98,139	1,949	2.0
Transportation	28,063	18,323	9,740	53.2	83,473	73,059	10,414	14.3
International	11,374	30,582	(19,208)	(62.8)	87,201	95,873	(8,672)	(9.0)
	$147,169	$162,485	$(15,316)	(9.4)%	$620,778	$608,880	$11,898	2.0%

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands)(unaudited)

	Twelve Months Ended
	May 2, 2020	April 27, 2019
Net cash provided by operating activities	$10,808	$29,546
Purchases of property and equipment	(18,091)	(17,268)
Proceeds from sales of property, equipment and other assets	322	607
Free cash flow	$(6,961)	$12,885

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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